                                                        ------------------------
                                                              OMB APPROVAL
                                                        ------------------------
                      UNITED STATES                     OMB NUMBER:    3235-0145
            SECURITIES AND EXCHANGE COMMISSION          EXPIRES: AUGUST 31, 1999
                  WASHINGTON, D.C. 20549                ESTIMATED AVERAGE BURDEN
                                                        HOURS PER RESPONSE 14.90


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                      Data Processing Resources Corporation
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                                (Name of Issuer)


                           Common Stock, no par value
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                         (Title of Class of Securities)


                                   237823 10 9
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                                 (CUSIP Number)


                                  July 28, 1999
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (3-98)

                               Page 1 of 5 pages

CUSIP No.

 1.                 Names of Reporting Persons.
                    I.R.S. Identification Nos. of above persons (entities only).

                    Mary Ellen Weaver

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 2.                 Check the Appropriate Box if a Member of a Group
                    (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
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 3.                 SEC Use Only

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 4.                 Citizenship or Place of Organization

                    United States
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                    5.       Sole Voting Power

   NUMBER OF                 -0-
    SHARES          ------------------------------------------------------------
 BENEFICIALLY       6.       Shared Voting Power
   OWNED BY
     EACH                    -0-
  REPORTING         ------------------------------------------------------------
    PERSON          7.       Sole Dispositive Power
     WITH:
                             -0-
                    ------------------------------------------------------------
                    8.       Shared Dispositive Power

                             -0-
--------------------------------------------------------------------------------
 9.                 Aggregate Amount Beneficially Owned by Each Reporting Person

                    -0-
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10.                 Check if the Aggregate Amount in Row (11)
                    Excludes Certain Shares (See Instructions)             [ ]

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11.                 Percent of Class Represented by Amount in Row (11)

                    0%
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12.                 Type of Reporting Person (See Instructions)

                    IN
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                              Page 2 of 5 pages

ITEM 1.

        (a)   Name of Issuer

              Data Processing Resources Corporation

        (b)   Address of Issuer's Principal Executive Offices

              18301 Von Karman Avenue, Suite 600
              Irvine, California  92612

ITEM 2.

        (a)   Name of Person Filing

              Mary Ellen Weaver

        (b)   Address of Principal Business Office or, if none, Residence

              18301 Von Karman Avenue, Suite 600
              Irvine, California 92612

        (c)   Citizenship

              United States

        (d)   Title of Class of Securities

              Common Stock, no par value

        (e)   CUSIP Number

              237823 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)   [ ]   Broker or dealer registered under section 15 of the Act
                    (15 U.S.C. 78o).

        (b)   [ ]   Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

        (c)   [ ]   Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

        (d)   [ ]   Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e)   [ ]   An investment adviser in accordance with section
                    240.13d-1(b)(1)(ii)(E);

        (f)   [ ]   An employee benefit plan or endowment fund in accordance
                    with section 240.13d-1(b)(1)(ii)(F);

        (g)   [ ]   A parent holding company or control person in accordance
                    with section 240.13d-1(b)(1)(ii)(G);

        (h)   [ ]   A savings associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i)   [ ]   A church plan that is excluded from the definition of an
                    investment company under section 3(c)(14) of the Investment
                    Company Act of 1940 (15 U.S.C. 80a-3);

        (j)   [ ]   Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

                    Not Applicable


                               Page 3 of 5 pages

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ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
         Item 1.

         (a)  Amount beneficially owned:  -0-.

         (b)  Percent of class:   0%.

         (c)  Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote -0-.

              (ii)  Shared power to vote or to direct the vote -0-.

              (iii) Sole power to dispose or to direct the disposition of -0-.

              (iv)  Shared power to dispose or to direct the disposition of -0-.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 pages

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    January 31, 2000
                                           ----------------------------------
                                                          Date


                                               /s/ Mary Ellen Weaver
                                           ----------------------------------
                                                      Signature


                                                   Mary Ellen Weaver
                                           ----------------------------------
                                                      Name/Title


                               Page 5 of 5 pages